Exhibit 10.20

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made by and between RICE ENERGY INC., a Delaware corporation, and any successor thereto (the “Employer”), and GRAYSON T. LISENBY (“Executive”), effective immediately prior to the closing of the initial public offering of the securities of the Employer, which is January 29, 2014 (the “Effective Date”).

W I T N E S S E T H:

A. The Employer currently employs Executive as its Vice President and Chief Financial Officer; and

B. The Employer desires to continue to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth, and Executive desires to continue to be employed by the Employer, and to commit himself to serve the Employer, on such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and Executive agree as follows:

ARTICLE I

DEFINITIONS

In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below:

1.1 “Average Annual Bonus” shall mean the average Annual Bonus (as such term is defined in Section 4.2) paid (or payable) for the three calendar years (or if Executive was employed for less than three full calendar years, such lesser number of full calendar years for which Executive was employed) preceding the Date of Termination.

1.2 “Board” shall mean the Board of Directors of the Employer.

1.3 “Cause” shall mean a determination by the Board (or its delegate) that Executive (a) has engaged in gross negligence, gross incompetence, or misconduct in the performance of Executive’s duties with respect to the Employer or any of its affiliates, (b) has failed without proper legal reason to perform Executive’s duties and responsibilities to the Employer or any of its affiliates, (c) has breached any material provision of this Agreement or any written agreement or corporate policy or code of conduct established by the Employer or any of its affiliates, (d) has engaged in conduct that is, or could reasonably expected to be, materially injurious to the Employer or any of its affiliates, (e) has committed an act of theft, fraud, embezzlement, misappropriation, or breach of a fiduciary duty to the Employer or any of its affiliates, or (f) has been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

1.4 “Change in Control” shall mean:

(a) a merger of the Employer with another entity, a consolidation involving the Employer, or the sale of all or substantially all of the assets of the Employer to another entity if, in any such case, (i) the holders of equity securities of the Employer immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Employer immediately prior to such transaction or event or (ii) the persons who were members of the Board immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event;

(b) the dissolution or liquidation of the Employer;

(c) when any person or entity (including a “group” as contemplated by section 13(d)(3) of the Securities Exchange Act of 1934, as amended) other than a Permitted Holder or Permitted Holders acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the outstanding securities of the Employer; or

(d) as a result of or in connection with a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board.

For purposes of the preceding sentence, (i) “resulting entity” in the context of a transaction or event that is a merger, consolidation, or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of the Employer receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (ii) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Employer” shall refer to the resulting entity, and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity.

1.5 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.6 “Date of Termination” shall mean the date Executive’s employment with the Employer is considered to have terminated pursuant to Section 3.5.

1.7 “Good Reason” shall mean the occurrence of any of the following events:

(a) a material diminution in Executive’s Base Salary (as such term is defined in Section 4.1), other than as a part of one or more decreases that (i) shall not exceed, in the aggregate, more than 10% of Executive’s Base Salary as in effect on the date immediately prior to such decrease, and (ii) are applied similarly to all of the Employer’s similarly situated executives; or

(b) a material diminution in Executive’s authority, duties, or responsibilities; or

(c) the involuntary relocation of the geographic location of Executive’s principal place of employment by more than 75 miles from the location of Executive’s principal place of employment as of the Effective Date.

Notwithstanding the foregoing provisions of this Section 1.7 or any other provision in this Agreement to the contrary, any assertion by Executive of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (i) the condition described in the foregoing clauses of this Section 1.7 giving rise to Executive’s termination of employment must have arisen without Executive’s consent; (ii) Executive must provide written notice to the Employer of such condition in accordance with Section 10.1 within 45 days of the initial existence of the condition; (iii) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Employer; and (iv) the date of Executive’s termination of employment must occur within 90 days after the initial existence of the condition specified in such notice.

1.8 “Notice of Termination” shall mean a written notice delivered to the other party indicating the specific termination provision in this Agreement relied upon for termination of Executive’s employment and the intended Date of Termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

1.9 “Permitted Holder” shall mean (a) Daniel J. Rice III, alone or together with other members of the Rice family who are owners of either the Employer or an affiliate as of the Effective Date, any existing spouse of any of the foregoing individuals, and/or their descendants by blood or adoption; (b) spouses or surviving spouses of the individuals listed in clause (a) of this Section 1.9; (c) trusts for the benefit of one or more members of the individuals listed in clause (a) of this Section 1.9; (d) entities controlled by one or more of the individuals listed in clause (a) of this Section 1.9; and (e) foundations established by one or more of the individuals listed in clause (a) of this Section 1.9.

1.10 “Release Expiration Date” means the date that is 21 days following the date upon which the Employer timely delivers to Executive the Release (which shall occur no later than seven days after the Date of Termination) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date.

1.11 “Section 409A Payment Date” shall mean the earlier of (a) the date of Executive’s death or (b) the date that is six months after the Date of Termination of Executive’s employment with the Employer.

1.12 “Stock Rights” shall mean all restricted stock units, restricted stock, or other stock-based long-term incentive awards granted to Executive by the Employer pursuant to its Long-Term Incentive Plan.

ARTICLE II

EMPLOYMENT AND DUTIES

2.1 Employment; Effective Date. The Employer agrees to continue to employ Executive, and Executive agrees to continue to be employed by the Employer, pursuant to the terms of this Agreement, beginning as of the Effective Date and continuing for the period of time set forth in Article III of this Agreement, subject to the terms and conditions of this Agreement.

2.2 Positions. From and after the Effective Date, the Employer shall employ Executive in the position of Vice President and Chief Financial Officer of the Employer, or in such other position or positions as the Employer or Board may designate or appoint from time to time, and Executive shall report to the Chief Executive Officer of the Employer. The Employer may assign this Agreement and Executive’s employment to any affiliate of the Employer.

2.3 Duties and Services. Executive agrees to serve in the position(s) referred to in Section 2.2 and to perform diligently and to the best of Executive’s abilities the duties and services appertaining to such position(s), as well as such additional duties and services appropriate to such position(s) which the parties mutually may agree upon from time to time. Executive’s employment shall also be subject to the policies maintained and established by the Employer that are of general applicability to the Employer’s executives, as such policies may be amended from time to time.

2.4 Other Interests. Executive agrees, during the period of Executive’s employment by the Employer, to devote Executive’s full business time and best efforts to the business and affairs of the Employer and its affiliates. Notwithstanding the foregoing, the parties acknowledge and agree that Executive may (a) engage in and manage Executive’s passive personal investments and (b) engage in charitable and civic activities; provided, however, that such activities shall be permitted so long as such activities do not conflict with the business and affairs of the Employer or interfere with Executive’s performance of Executive’s duties hereunder.

2.5 Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity, and allegiance to act in the best interests of the Employer and to do no act that would materially injure the business, interests, or reputation of the Employer or any of its affiliates. In keeping with these duties, Executive shall make full disclosure to the Employer of all business opportunities pertaining to the Employer’s business and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

ARTICLE III

TERM AND TERMINATION OF EMPLOYMENT

3.1 Term. Unless sooner terminated pursuant to other provisions hereof, the Employer agrees to employ Executive hereunder for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Expiration Date”); provided, however, that beginning on the Initial Expiration Date, and on each anniversary of the Initial Expiration Date thereafter, if Executive’s employment under this Agreement has not been terminated pursuant to Section 3.2 or 3.3, then said term of employment shall automatically be extended for an additional one-year period unless on or before the date that is 60 days prior to the first day of any such extension period, either party shall give written notice to the other that no such automatic extension shall occur, in which case the term of employment shall terminate on the Initial Expiration Date or the anniversary of the Initial Expiration Date immediately following the giving of such notice, as applicable.

3.2 Employer’s Right to Terminate. Notwithstanding the provisions of Section 3.1, the Employer may terminate Executive’s employment under this Agreement at any time for any of the following reasons by providing Executive with a Notice of Termination:

(a) upon Executive being unable to perform Executive’s duties or fulfill Executive’s obligations under this Agreement by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than three months as determined by the Employer and certified in writing by a competent medical physician selected by the Employer (“Disability”); or

(b) Executive’s death; or

(c) for Cause; or

(d) for any other reason whatsoever or for no reason at all, in the sole discretion of the Employer.

3.3 Executive’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Executive shall have the right to terminate Executive’s employment under this Agreement for Good Reason or for any other reason whatsoever or for no reason at all, in the sole discretion of Executive, by providing the Employer with a Notice of Termination. In the case of a termination of employment by Executive pursuant to this Section 3.3, the Date of Termination specified in the Notice of Termination shall not be less than 15 nor more than 60 days, respectively, from the date such Notice of Termination is given, and the Employer may require a Date of Termination earlier than that specified in the Notice of Termination (and, if such earlier Date of Termination is so required, it shall not change the basis for Executive’s termination nor be construed or interpreted as a termination of employment pursuant to Section 3.1 or Section 3.2).

3.4 Deemed Resignations. Unless otherwise agreed to in writing by the Employer and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute (a) an automatic resignation of Executive as an officer of the Employer and each affiliate of the Employer, (b) an automatic resignation of Executive from the Board (if applicable) and from the board of directors of any affiliate of the Employer, and from the board of directors or similar governing body of any corporation, limited liability entity, or other entity in which the Employer or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Employer’s or such affiliate’s designee or other representative, and (c) an automatic revocation of any power of attorney granted to Executive for the benefit of Employer or any affiliates.

3.5 Meaning of Termination of Employment. For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Employer when Executive incurs a “separation from service” with the Employer within the meaning of section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

ARTICLE IV

COMPENSATION AND BENEFITS

4.1 Base Salary. During the term of this Agreement, Executive shall receive a minimum, annualized base salary of $300,000 (the “Base Salary”). Executive’s annualized base salary shall be reviewed periodically by the Board (or a committee thereof) and, in the sole discretion of the Board (or a committee thereof), such annualized base salary may be increased (but not decreased) effective as of any date determined by the Board (or a committee thereof); provided, however, that the Board or the Employer may decrease Executive’s Base Salary at any time and from time to time so long as such decreases do not exceed 10% of Executive’s then Base Salary as in effect immediately prior to such decrease, and such decreases are part of similar reductions applicable to all of the Employer’s similarly situated executives. Executive’s Base Salary shall be paid in equal installments in accordance with the Employer’s standard policy regarding payment of compensation to executives but no less frequently than monthly.

4.2 Bonuses. Executive shall be eligible to participate in the Employer’s annual cash incentive program, which shall provide Executive with an opportunity to receive an annual, calendar-year bonus (payable in a single lump sum) based on criteria determined in the discretion of the Board or a committee thereof (the “Annual Bonus”), it being understood that the actual amount of each Annual Bonus shall be determined in the discretion of the Board or a committee thereof. The Employer shall pay each Annual Bonus with respect to a calendar year on or before March 15 of the following calendar year.

4.3 Long-Term Incentive Compensation. During Executive’s employment hereunder, Executive may, as determined by the Board (or a designated committee thereof) in its sole discretion, periodically receive grants of stock options or other equity or non-equity related awards pursuant to the Employer’s or its affiliate’s long-term incentive plan(s), subject to the terms and conditions thereof. Any grants previously awarded to Executive pursuant to the Employer’s long-term incentive plan(s) that are outstanding on the Effective Date hereof shall continue to be governed by the terms and conditions of such plan(s).

4.4 Business Expenses. The Employer shall reimburse Executive for all reasonable business expenses incurred by Executive in performing services hereunder, including all reasonable expenses of travel and living expenses while away from home on business or at the request of and in the service of the Employer. The expenses described in this Section 4.4 shall only be subject to reimbursement if they are incurred and accounted for in accordance with the policies and procedures established by the Employer. Any such reimbursement of expenses shall be made by the Employer upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Employer (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive); provided, however, that, upon Executive’s termination of employment with the Employer, in no event shall any additional reimbursement be made prior to the Section 409A

Payment Date to the extent such payment delay is required under section 409A(a)(2)(B)(i) of the Code. In no event shall any reimbursement be made to Executive for such expenses after the later of (a) the first anniversary of the date of Executive’s death or (b) the date that is five years after the date of Executive’s termination of employment with the Employer (other than by reason of Executive’s death). For the sake of clarity, all qualifying expense reimbursements described in this Section 4.4 shall be made by the Employer within the time periods prescribed above, and no reimbursement timing limitation included in this Section 4.4 shall operate to excuse the Employer from making any reimbursement due under this Section 4.4.

4.5 Other Benefits. During Executive’s employment hereunder, Executive shall be allowed to participate in all benefit plans and programs of the Employer, including improvements or modifications of the same, which are now, or may hereafter be, available to other senior executives of the Employer. The Employer shall not, however, by reason of this Section 4.4, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit plan or program, so long as such changes are similarly applicable to other senior executives generally.

4.6 Vacation and Sick Leave. During Executive’s employment hereunder, Executive shall be entitled to (a) sick leave in accordance with the Employer’s policies applicable to its senior executives as may exist from time to time and (b) two weeks paid vacation, plus one additional week of paid time off (“PTO”) for a combined total of three weeks of paid leave, each calendar year or the maximum number of days Executive is entitled to under the terms of the Employer’s vacation and PTO policy, whichever is greater. Such vacation and PTO shall accrue and be taken in accordance with the Employer’s vacation and PTO policies in effect from time to time. Executive’s right to carry over unused vacation or PTO from one calendar year to the next shall be determined by the Employer’s vacation and PTO policies.

4.7 Offices. Subject to Articles II, III, and IV hereof, Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Employer or any of the Employer’s affiliates and as a member of any committees of the board of directors of any such entities, in one or more executive positions of any of the Employer’s affiliates, and pursuant to a power of attorney for the benefit of Employer or any affiliate.

ARTICLE V

EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION

5.1 For Cause, Death, Disability, or Without Good Reason. If Executive’s employment hereunder shall terminate prior to the expiration of the term provided in Section 3.1 for any reason described in Section 3.2(a), 3.2(b), or 3.2(c) or pursuant to Executive’s resignation for other than Good Reason, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive shall be entitled to (a) payment of all accrued and unpaid Base Salary to the Date of Termination, (b) reimbursement for all incurred but unreimbursed expenses for which Executive is entitled to reimbursement in accordance with Section 4.4, (c) benefits to which Executive is entitled under the terms of any applicable benefit plan or program of the Employer or an affiliate (such amounts set forth in (a), (b), and (c) shall be collectively referred to herein as the “Accrued Rights”), and (d) if such termination is due to Executive’s Disability or death pursuant to Section

3.2(a) or (b), respectively, then in addition to the Accrued Rights, Executive shall become immediately and totally vested in any and all Stock Rights outstanding as of the date of such termination of employment, and payment or settlement of such Stock Rights shall be made in accordance with the terms of the applicable award agreement and long-term incentive plan documents.

5.2 Without Cause or for Good Reason. If Executive’s employment hereunder shall terminate pursuant to Executive’s resignation for Good Reason or by action of the Employer pursuant to Section 3.1 or 3.2 for any reason other than those encompassed by Section 3.2(a), 3.2(b), or 3.2(c), then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that (i) Executive shall be entitled to receive the Accrued Rights, and (ii) if, on the Date of Termination, the Employer does not have a right to terminate Executive’s employment under Section 3.2(a), 3.2(b), or 3.2(c) and subject to Executive’s delivery, by the Release Expiration Date, and non-revocation of an executed release acceptable to the Employer, which shall be substantially in the form of the release contained at Appendix A (the “Release”), Executive shall receive the following additional compensation and benefits from the Employer (but no other additional compensation or benefits after such termination):

(a) Unpaid Prior Year Annual Bonus: The Employer shall pay to Executive any earned but unpaid Annual Bonus for the calendar year ending prior to the Date of Termination, which amount shall be payable in a lump-sum on or before the date such annual bonuses are paid to executives who have continued employment with the Employer (but in no event earlier than 60 days following the Date of Termination);

(b) Prorated Current Year Annual Bonus: The Employer shall pay to Executive a bonus for the calendar year in which the Date of Termination occurs in an amount equal to the Annual Bonus for such year as determined in good faith by the Board in accordance with the criteria established pursuant to Section 4.2 and based on the Employer’s performance for such year, which amount shall be prorated through and including the Date of Termination (based on the ratio of the number of days Executive was employed by the Employer during such year to the number of days in such year), payable in a lump-sum on or before the date such annual bonuses are paid to executives who have continued employment with the Employer (but in no event earlier than 60 days after the Date of Termination nor later than the March 15 next following such calendar year); provided, however, that if this paragraph applies with respect to an Annual Bonus that is intended to constitute performance-based compensation within the meaning of, and for purposes of, section 162(m) of the Code, then this paragraph shall apply with respect to such Annual Bonus only to the extent the applicable performance criteria have been satisfied as certified by a committee of the Board as required under section 162(m) of the Code;

(c) Severance Payment: The Employer shall pay to Executive an amount equal to one (1) times (or if the Date of Termination occurs within 12 months following a Change in Control, two (2) times) the sum of Executive’s Base Salary as of the Date of Termination and the Average Annual Bonus, which amount shall be paid in a lump sum payment on the date that is 60 days after the Date of Termination;

(d) Post-Employment Health Coverage: During the portion, if any, of the 18-month period following the Date of Termination that Executive elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Employer’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), and/or sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, the Employer shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of the Employer pay for the same or similar coverage under such group health plans; and

(e) Vesting of Stock Rights. Executive shall become immediately and totally vested in any and all Stock Rights outstanding as of the date of such termination of employment, and payment or settlement of such Stock Rights shall be made in accordance with the terms of the applicable award agreement and long-term incentive plan documents.

Notwithstanding the time of payment provisions of Section 5.2 above, if Executive is a specified employee (as such term is defined in section 409A of the Code and as determined by the Employer in accordance with any method permitted under section 409A of the Code) and the payment of any amount described in such Section 5.2 would be subject to additional taxes and interest under section 409A of the Code because the timing of such payment is not delayed as provided in section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then such amount shall be paid within five business days after the Section 409A Payment Date.

5.3 No Duty to Mitigate. Executive shall not be under any duty or obligation to seek or accept other employment following termination of his employment with the Employer.

ARTICLE VI

PROTECTION OF INFORMATION

6.1 Disclosure to and Property of the Employer. For purposes of this Article VI, the term “the Employer” shall include the Employer and any of its affiliates, and any reference to “employment” or similar terms shall include a director and/or consulting relationship. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries, and inventions, whether patentable or not, that are conceived, made, developed, disclosed to, or acquired by Executive (whether before the Effective Date or after), individually or in conjunction with others, during the period of Executive’s employment by the Employer (whether during business hours or otherwise and whether on the Employer’s premises or otherwise) that relate to the Employer’s or any of its affiliates’ businesses, trade secrets, products, or services (including, without limitation, all such information relating to corporate opportunities, strategies, business plans, product specifications, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or production, marketing, and merchandising techniques, prospective names and marks), and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions, and other similar forms of expression (collectively, “Confidential Information”) shall be disclosed to the Employer and are and shall be the sole and exclusive property of the Employer or its affiliates, as applicable. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models, and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions, and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of the Employer (or its affiliates). Executive agrees to perform all actions reasonably requested by the Employer or its affiliates to establish and confirm such exclusive ownership. Upon termination of Executive’s employment with the Employer, for any reason, Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to the Employer.

6.2 Disclosure to Executive. The Employer has and will disclose to Executive and place Executive in a position to have access to or develop Confidential Information and Work Product of the Employer (or its affiliates); and/or has and will entrust Executive with business opportunities of the Employer (or its affiliates); and has and will place Executive in a position to develop business good will on behalf of the Employer (or its affiliates).

6.3 No Unauthorized Use or Disclosure. Executive agrees to preserve and protect the confidentiality of all Confidential Information and Work Product. Executive agrees that Executive will not, at any time during or after Executive’s employment with the Employer, make any unauthorized disclosure of, and Executive shall not remove from the Employer premises, Confidential Information or Work Product, or make any use thereof, except, in each case, in the carrying out of Executive’s responsibilities hereunder. Executive shall use all reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by Executive hereunder to preserve and protect the confidentiality of such Confidential Information. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Employer with prompt notice of such requirement prior to making any such disclosure, so that the Employer may seek an appropriate protective order. At the request of the Employer at any time, Executive agrees to deliver to the Employer all Confidential Information that Executive may possess or control. Executive agrees that all Confidential Information of the Employer (whether now or hereafter existing) conceived, discovered, or made by Executive during the period of Executive’s employment by the Employer exclusively belongs to the Employer (and not to Executive), and upon request by the Employer for specified Confidential Information, Executive will promptly disclose such Confidential Information to the Employer and perform all actions reasonably requested by the Employer to establish and confirm such exclusive ownership. Affiliates of the Employer shall be third party beneficiaries of Executive’s obligations under this Article VI. As a result of Executive’s employment by the Employer, Executive may also from time to time have access to, or knowledge of, confidential information or work product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Employer and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party confidential information and work product.

6.4 Ownership by the Employer. If, during Executive’s employment by the Employer, Executive creates or has created any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Employer’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on the Employer’s premises or otherwise), including any Work Product, the Employer shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work relating to the Employer’s business, products, or services is not prepared by Executive within the scope of Executive’s employment but is specially ordered by the Employer as a contribution to a collective work, as a part of any audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Employer shall be the author of the work. If the work relating to the Employer’s business, products, or services is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made for hire during Executive’s employment by the Employer, then Executive hereby agrees to assign, and by these presents does assign, to the Employer all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

6.5 Assistance by Executive. During the period of Executive’s employment by the Employer, Executive shall assist the Employer and its nominee, at any time, in the protection of the Employer’s or its affiliates’ worldwide right, title, and interest in and to Confidential Information and Work Product, and the execution of all formal assignment documents requested by the Employer or its nominee(s), and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. After Executive’s employment with the Employer terminates, at the request from time to time and expense of the Employer or its affiliates, Executive shall assist the Employer or its nominee(s) in the protection of the Employer’s or its affiliates’ worldwide right, title, and interest in and to Confidential Information and Work Product, and the execution of all formal assignment documents requested by the Employer or its nominee, and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

6.6 Remedies. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Article VI by Executive, and the Employer or its affiliates shall be entitled to enforce the provisions of this Article VI by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VI but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents. However, if it is determined by the Employer or Board acting in good faith, or by an arbitrator or court as contemplated by Section 10.2, that Executive has not committed a breach of this Article VI, then the Employer shall resume the payments and benefits due under this Agreement and pay to Executive all payments and benefits that had been suspended pending such determination.

ARTICLE VII

STATEMENTS CONCERNING THE EMPLOYER AND EXECUTIVE

7.1 Statements Concerning the Employer. Executive shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about the Employer, any of its affiliates, or any of the Employer’s or such affiliates’ directors, officers, employees, consultants, agents, representatives, customers, or suppliers that (a) are disparaging, slanderous, libelous, or defamatory, (b) disclose Confidential Information, or (c) place the Employer, any of its affiliates, or any of the Employer’s or any such affiliates’ directors, officers, employees, consultants, agents, or representatives in a false light before the public.

7.2 Statements Concerning the Executive. Following the Executive’s termination of employment with the Employer, the Employer’s executive officers, the members of the Board, and the Employer’s human resources representatives shall refrain from publishing any oral or written statements about the Executive that (a) are disparaging, slanderous, libelous, or defamatory or (b) place the Executive in a false light before the public.

7.3 Enforcement Rights. A violation or threatened violation of this Article 7 by either party may be enjoined by the courts. The rights afforded the Employer, its affiliates, and the Executive under this provision are in addition to any and all rights and remedies otherwise afforded by law.

ARTICLE VIII

NON-COMPETITION AGREEMENT

8.1 Definitions. As used in this Article VIII, the following terms shall have the following meanings:

“Business” means (a) during the period of Executive’s employment by the Employer, the business of developing and/or providing the products and services developed and/or provided by the Employer and its affiliates, and other products and services that are functionally equivalent to the foregoing, and (b) during the portion of the Prohibited Period that begins on the termination of Executive’s employment with the Employer and its affiliates (as applicable), the business of developing and/or providing the products and services developed and/or provided by the Employer and its affiliates at the time of such termination of employment and other products and services that are functionally equivalent to the foregoing; provided, however, that if Executive’s termination of employment occurs within 60 days following the occurrence of a Change in Control, “Business” shall mean the business described in clauses (a) and (b) of this Section 8.1 as in existence immediately prior to the Change in Control.

“Competing Business” means any business, individual, partnership, firm, corporation, or other entity which, wholly or in any significant part, engages in any business competing with the Business in the Restricted Area. In no event will the Employer or any of its affiliates be deemed a Competing Business.

“Governmental Authority” means any governmental, quasi-governmental, state, county, city, or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

“Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations, and occupational, safety, and health standards or controls, including those arising under environmental laws) of any Governmental Authority.

“Prohibited Period” means the period during which Executive is employed by the Employer or any of its affiliates and a period of one year following the date that Executive is no longer employed by the Employer or any of its affiliates.

“Restricted Area” means any geographical area within 100 miles of any location in which the Employer engages in the Business as of the Date of Termination.

8.2 Non-Competition; Non-Solicitation. Executive and the Employer agree to the non-competition and non-solicitation provisions of this Article VIII in consideration for the Confidential Information provided by the Employer to Executive pursuant to Article VI of this Agreement, to further protect the trade secrets and Confidential Information disclosed or entrusted to Executive or created or developed by Executive for the Employer or its affiliates, to protect the business goodwill of the Employer developed through the efforts of Executive and the business opportunities disclosed or entrusted to Executive and the other legitimate business interests of the Employer, and as an express incentive for the Employer to enter into this Agreement.

(a) Subject to the exceptions set forth in Section 8.2(b) below, Executive expressly covenants and agrees that during the Prohibited Period, Executive will refrain from carrying on or engaging in, directly or indirectly, any Business in competition with the Employer or its affiliates in the Restricted Area. Accordingly, Executive will not, and Executive will cause Executive’s affiliates not to, directly or indirectly, own, manage, operate, join, become an employee of, partner in, owner, or member of (or an independent contractor to), control or participate in, be connected with or loan money to, sell or lease equipment or property to, or otherwise be affiliated with any Competing Business in the Restricted Area.

(b) Notwithstanding the restrictions contained in Section 8.2(a), Executive or any of Executive’s affiliates may own an aggregate of not more than 2% of the outstanding stock of any class of any corporation that is a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 8.2(a), provided that neither Executive nor any of Executive’s affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

(c) Executive further expressly covenants and agrees that during the Prohibited Period, Executive will not, and Executive will cause Executive’s affiliates not to (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of the Employer or any of its affiliates, or (ii) canvass, solicit, approach, or entice away, or cause to be canvassed, solicited, approached, or enticed away, from the Employer or any of its affiliates any person who or which is a customer of any of such entities during the period during which Executive is employed by the Employer. Notwithstanding the foregoing, the restrictions of clause (c) of this Section 8.2(c) shall not apply with respect to an officer or employee who responds to a general solicitation that is not specifically directed at officers and employees of the Employer or any of its affiliates.

(d) Before accepting employment with any other person or entity during the Prohibited Period, the Executive will inform such person or entity of the restrictions contained in this Article VIII.

8.3 Relief. Executive and the Employer agree and acknowledge that the limitations as to time, geographical area, and scope of activity to be restrained as set forth in Section 8.2 are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Employer. Executive and the Employer also acknowledge that money damages would not be a sufficient remedy for any breach of this Article VIII by Executive, and the Employer or its affiliates shall be entitled to enforce the provisions of this Article VIII by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VIII but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents.

8.4 Reasonableness; Enforcement. Executive hereby represents that Executive has read and understands, and agrees to be bound by, the terms of this Article VIII. Executive acknowledges that the geographic scope and duration of the covenants contained in this Article VIII are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of the Employer’s operations of the Business, (b) Executive’s level of control over and contact with the Employer’s business in all jurisdictions in which it is conducted, which includes the entire Restricted Area, and (c) the amount of Confidential Information that Executive is receiving in connection with the performance of Executive’s duties on behalf of the Employer and the amount of goodwill with which Executive is and/or will be connected and will help build on behalf of the Employer. It is the desire and intent of the parties that the provisions of this Article VIII be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect; therefore, to the extent permitted by applicable Legal Requirements, Executive and the Employer hereby waive any provision of applicable Legal Requirements that would render any provision of this Article VIII invalid or unenforceable.

8.5 Reformation; Severability. The Employer and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article VIII would cause irreparable injury to the Employer.

Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the Restricted Area during the Prohibited Period, but acknowledges that Executive will receive sufficient consideration from the Employer to justify such restriction. Further, Executive acknowledges that Executive’s skills are such that Executive can be gainfully employed in non-competitive employment and that the agreement not to compete will not prevent Executive from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction or arbitral authority to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court or arbitral authority making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. If, due to applicable law, a court or arbitral authority is not permitted to modify a restriction within this Article VIII that it deems overly broad, then the court or arbitral authority shall have the power to, and shall, sever such overly broad restriction (or any portion thereof) so that the restrictions after such severance are enforceable and shall be fully enforced. By agreeing to this contractual modification prospectively at this time, the Employer and Executive intend to make this Article VIII enforceable under the law or laws of all applicable states and other jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Executive under this Agreement.

ARTICLE IX

CERTAIN EXCISE TAXES

Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Employer or any of its affiliates, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Employer and its affiliates will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Employer in good faith. If a reduced payment or benefit is made or provided, and through error or otherwise, that payment or benefit, when aggregated with other payments and benefits from the Employer (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Employer upon notification that an overpayment has been made. Nothing in this Article 9 shall require the Employer to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under section 4999 of the Code.

ARTICLE X

MISCELLANEOUS

10.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested, or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:

If to Executive, addressed to:	Mr. Grayson T. Lisenby
171 Hillpointe Drive, Suite 301, Canonsburg, Pennsylvania, or the last known residential address reflected in Employer’s records

	Facsimile:	(412) 774-1541
	E-mail:	gray.lisenby@riceenergy.com

If to the Employer, addressed to:	Rice Energy, Inc.
171 Hillpointe Drive, Suite 301
Canonsburg, Pennsylvania 15317
Attention: General Counsel

	Facsimile:	(412) 774-1541
(ATTN: General Counsel)
E-mail:
or the then General Counsel’s
email address

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

10.2 Applicable Law; Arbitration.

(a) This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Pennsylvania, without regard to conflicts of laws principles thereof.

(b) Subject to Section 10.2(d) below, any dispute, controversy or claim between Executive and the Employer arising out of or relating to this Agreement or Executive’s employment with the Employer will be finally settled by arbitration in Canonsburg, Pennsylvania before, and in accordance with the rules for the resolution of employment disputes then in effect of, the American Arbitration Association (“AAA”). Each side shall share equally the cost of the arbitration and bear its own costs and attorneys’ fees incurred in connection with any arbitration unless the arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and fees to the other side. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 10.2 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute. The Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as he or she deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator, except to the extent any information so requested is subject to an attorney-client or other privilege), and (ii) grant injunctive relief and enforce specific performance. In conjunction with the arbitration proceedings, the parties shall enter into a reasonable protective order to protect the confidentiality of materials, information, testimony, and evidence that is proprietary, personal, or subject to a third-party confidentiality restriction. The decision of the Arbitrator shall be reasoned, rendered in writing, final, non-appealable and binding upon the disputing parties, and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction; provided that the parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party.

(c) By entering into this Agreement and entering into the arbitration provisions of this Section 10.2, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(d) Nothing in this Section 10.2 shall prohibit a party to this Agreement from instituting litigation to enforce any arbitration award or to obtain a temporary restraining order or temporary injunctive relief as contemplated by Articles VI, VII, and VIII above.

10.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10.4 Severability. If a court of competent jurisdiction or arbitral authority determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

10.6 Withholding of Taxes and Other Employee Deductions. The Employer may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Employer’s employees generally.

10.7 Headings. The Article and Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

10.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

10.9 Affiliate. As used in this Agreement, the term “affiliate” means, with respect to a person, (a) any other person controlling, controlled by, or under common control with the first person or (b) any joint venture in which the first person is a joint venturer; the term “control,” and correlative terms, means the power, whether by contract, equity ownership or otherwise, to direct the policies, management, or other business activities of a person; and “person” means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, business entity organized under foreign law, or a government or agency or political subdivision thereof.

10.10 Successors; Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Employer and any successor of the Employer. In addition, the Employer may assign this Agreement and Executive’s employment to any affiliate of the Employer at any time without the consent of Executive, and any assign of the Employer shall be deemed to be the Employer for purposes of this Agreement. Except as provided in the foregoing sentences of this Section 10.10, this Agreement and the rights and obligations of the parties hereunder are personal, and neither this Agreement nor any right, benefit, or obligation of either party hereto shall be subject to voluntary or involuntary assignment, alienation, or transfer, whether by operation of law or otherwise, without the prior written consent of the other party. In addition, any payment owed to Executive hereunder after the date of Executive’s death shall be paid to Executive’s estate. Each affiliate of the Employer shall be a third party beneficiary of, and may directly enforce, Executive’s obligations under Article VI, Article VII, and Article VIII.

10.11 Term. Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles V, VI, VII, and VIII, and those provisions necessary to interpret and apply them shall survive any termination of the employment relationship and/or of this Agreement.

10.12 Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Employer and Executive, this Agreement (a) constitutes the entire agreement of the parties with regard to the subject matter hereof, (b) supersedes all prior agreements, arrangements, and understandings, written or oral, relating to the subject matter hereof, and (c) contains all the covenants, promises, representations, warranties, and agreements between the parties with respect to employment of Executive by the Employer. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof (including but not limited to any employment agreements, confidentiality agreements, noncompete agreements, or other agreements) are hereby null and void and of no further force and effect.

10.13 Modification; Waiver. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement.

10.14 Actions by the Board. Any and all determinations or other actions required of the Board hereunder that relate specifically to Executive’s employment by the Employer or the terms and conditions of such employment shall be made by the members of the Board, other than Executive if Executive is a member of the Board, and Executive shall not have any right to vote or decide upon any such matter.

10.15 Executive’s Representations and Warranties. Executive represents and warrants to the Employer that (a) Executive does not have any agreements with any prior employers or other third parties that will prohibit Executive from working for the Employer or fulfilling Executive’s duties and obligations to the Employer pursuant to this Agreement, and (b) Executive has complied with any and all duties imposed on Executive with respect to Executive’s former employers, including without limitation any requirements with respect to return of property.

10.16 Delayed Payment Restriction. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under section 409A of the Code if Executive’s receipt of such payment or benefit is not delayed until the Section 409A Payment Date, then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date.

10.17 Forum and Venue. With respect to any claim for injunctive relief contemplated by Articles VI, VII, and VIII of this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum, and venue of the state and federal courts, as applicable, located in Washington County, Pennsylvania.

[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of January 29, 2014.

RICE ENERGY INC.

By:	/s/ Daniel J. Rice IV
Daniel J. Rice IV
Chief Executive Officer

EXECUTIVE

/s/ Grayson T. Lisenby
Grayson T. Lisenby

APPENDIX A.

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) constitutes the release referred to in that certain Employment Agreement (the “Employment Agreement”) dated as of     ,             , by and between GRAYSON T. LISENBY (“Executive”) and RICE ENERGY INC., a Delaware corporation (the “Employer”).

1. General Release.

(a) For good and valuable consideration, including the Employer’s provision of certain payments and benefits to Executive in accordance with Section 5.2 of the Employment Agreement, Executive hereby releases, discharges, and forever acquits the Employer, its affiliates and subsidiaries, their respective past, present, and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors, and assigns, as well as all employee benefit plans maintained by the Employer or any of its affiliates or subsidiaries and all fiduciaries and administrators of any such plan, in their personal and representative capacities (collectively, the “Employer Parties”), from liability for, and hereby waives, any and all claims, rights, damages, or causes of action of any kind related to Executive’s employment with any Employer Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of this Agreement (collectively, the “Released Claims”).

(b) The Released Claims include without limitation those arising under or related to: (i) the Age Discrimination in Employment Act of 1967; (ii) Title VII of the Civil Rights Act of 1964; (iii) the Civil Rights Act of 1991; (iv) sections 1981 through 1988 of Title 42 of the United States Code; (v) the Employee Retirement Income Security Act of 1974, including, but not limited to, sections 502(a)(1)(A), 502(a)(1)(B), 502(a)(2), and 502(a)(3) to the extent the release of such claims is not prohibited by applicable law; (vi) the Immigration Reform Control Act; (vii) the Americans with Disabilities Act of 1990; (viii) the National Labor Relations Act; (ix) the Occupational Safety and Health Act; (x) the Family and Medical Leave Act of 1993; (xi) any state, local, or federal anti-discrimination or anti-retaliation law; (xii) any state, local, or federal wage and hour law; (xiii) any other local, state, or federal law, regulation, or ordinance; (xiv) any public policy, contract, tort, or common law; (xv) costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xvi) any employment contract, incentive compensation plan, or stock option plan with any Employer Party or to any ownership interest in any Employer Party, except as expressly provided in Section 5.2 of the Employment Agreement or as may be expressly provided in any stock option or other equity compensation agreement between Executive and the Employer; and (xvii) compensation or benefits of any kind not expressly set forth in Section 5.2 of the Employment Agreement or in any such stock option or other equity compensation agreement between Executive and the Employer.

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(c) In no event shall the Released Claims include (i) any claim which arises after the date of this Agreement, or (ii) any claims for the payments and benefits payable to Executive under Section 5.2 of the Employment Agreement.

(d) Notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or from participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency. However, notwithstanding the foregoing, Executive understands and expressly agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery as a result of any such EEOC (or comparable state or local agency) proceeding or subsequent legal actions.

(e) This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of Section 1(a) of this Agreement, any and all potential claims of this nature that Executive may have against the Employer Parties, regardless of whether they actually exist, are expressly settled, compromised, and waived.

(f) By signing this Agreement, Executive is bound by it. Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Agreement. This release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE EMPLOYER PARTIES.

2. Covenant Not to Sue. Executive agrees not to bring or join any lawsuit against any of the Employer Parties in any court or before any arbitral authority relating to any of the Released Claims. Executive represents that Executive has not brought or joined any lawsuit or arbitration against any of the Employer Parties in any court or before any arbitral authority and has made no assignment of any rights Executive has asserted or may have against any of the Employer Parties to any person or entity, in each case, with respect to any Released Claims.

3. Executive’s Acknowledgments and Representations. By executing and delivering this Agreement, Executive acknowledges that:

(a) Executive has carefully read this Agreement;

(b) Executive has had at least twenty-one (21) days to consider this Agreement before the execution and delivery hereof to the Employer;

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(c) Executive has been and hereby is advised in writing to discuss this Agreement with an attorney of Executive’s choice and Executive has had adequate opportunity to do so;

(d) Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated in the Employment Agreement and herein; and Executive is signing this Agreement voluntarily and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Agreement; and

(e) Executive has received all leaves (paid and unpaid) to which Executive was entitled during his employment with the Employer and, other than any sums owed to Executive pursuant to Section 5.2 of the Employment Agreement or any vested sums owed to Executive but deferred pursuant to any qualified or nonqualified deferred compensation plan (including but not limited to the Employer’s 401(k) cash or deferred arrangement and the Employer’s Executive Deferred Compensation Plan), Executive has received all wages, bonuses, compensation, and other sums that Executive has been owed or ever could be owed by the Released Parties.

4. Revocation Right. Executive may revoke this Agreement within the seven day period beginning on the date Executive signs this Agreement (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be received by the Chief Executive Officer of the Employer before 11:59 p.m., Eastern Standard Time, on the last day of the Release Revocation Period. This Agreement is not effective, and no consideration shall be paid to Executive, until the expiration of the Release Revocation Period without Executive’s revocation. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio.

Executed on this     day of             ,         .

GRAYSON T. LISENBY

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